Exhibit 1

Transactions in the Shares of the Issuer Since the Filing of Amendment No. 4

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price per Share ($)	Date of Purchase/Sale

ENGINE CAPITAL, L.P.

Sale of Common Stock	(335,394)	28.8026	02/13/2026
Sale of Common Stock	(7,730)	29.0343	02/18/2026

ENGINE JET CAPITAL, L.P.

Sale of Common Stock	(46,109)	28.8026	02/13/2026
Sale of Common Stock	(658)	29.0343	02/18/2026

ENGINE LIFT CAPITAL, LP

Sale of Common Stock	(35,512)	28.8026	02/13/2026
Sale of Common Stock	(781)	29.0343	02/18/2026